Exhibit 99.1

                                                       Press Release

Universal Display Contact:

Darice Liu

investor@oled.com

media@oled.com

+1 609-964-5123

Universal Display Corporation Announces First Quarter 2019 Financial Results

EWING, N.J. – May 2, 2019 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the first quarter ended March 31, 2019.

“We are pleased to report solid first quarter 2019 results,” said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display. “Looking to the year, we continue to see strong momentum in the industry. As seen by leading OEM product launches, OLEDs are the display technology of choice for premium smartphones and TVs. Additionally, one of the major themes emerging in the consumer electronics market is form factor. Driven by a robust pipeline of activity, from both panel makers and end users, we believe that the flexible, foldable display path will lead to a myriad of new products, designs and applications.”

Rosenblatt continued, “2019 marks the 25th anniversary of Universal Display Corporation. In June 1994, we were founded on the mission to develop and commercialize key OLED technologies. Today, we are a leading player enabling the OLED ecosystem, and our proprietary technologies and materials can be found in virtually every consumer OLED product around the world. We believe that the tremendous value of our phosphorescent portfolio has solidified UDC as an integral partner in the commercialization of OLEDs into the marketplace.”

Financial Highlights for the First Quarter of 2019

Effective January 1, 2018, we adopted ASC Topic 606 using the “modified retrospective” approach, meaning the standard was applied only to the financial results commencing with the first quarter of 2018 with a cumulative adjustment to retained earnings. Under this transition method, we applied the standard only to contracts that were not complete at the initial adoption date. Material sales and cost of material sales referenced below relate solely to OLED activity and exclude activity from contract research services.

•

Total revenue in the first quarter of 2019 was $87.8 million as compared to $43.6 million in the first quarter of 2018. On the basis of ASC Topic 605 (the applicable accounting standard prior to the adoption of ASC Topic 606), total revenue in the first quarter of 2019 would have been $101.6 million, compared to $68.2 million in the first quarter of 2018. Under ASC Topic 606, license fee revenue is recognized on a per gram sales basis, whereas under ASC Topic 605, revenue was recognized for license payments upon receipt or on a straight-line basis over the term of the contract.

•

Revenue from material sales was $54.5 million in the first quarter of 2019 as compared to $25.3 million in the first quarter of 2018. On an ASC Topic 605 basis, revenue from material sales in the first quarter of 2019 would have been $57.3 million, compared to $28.7 million in the first quarter of 2018.

•

Revenue from royalty and license fees was $30.3 million in the first quarter of 2019 as compared to $15.9 million in the first quarter of 2018. On an ASC Topic 605 basis, revenue from royalty and license fees in the first quarter of 2019 would have been $41.3 million as compared to $37.1 million in the first quarter of 2018.

•	Cost of materials was $13.0 million in the first quarter of 2019, compared to $5.7 million in the first quarter of 2018.
•

Operating income was $34.4 million in the first quarter of 2019 compared to $4.5 million in the first quarter of 2018. On an ASC Topic 605 basis, operating income in the first quarter of 2019 would have been $48.2 million, compared to $29.2 million in the first quarter of 2018.

•

Net income was $31.5 million or $0.66 per diluted share in the first quarter of 2019 compared to $6.0 million or $0.13 per diluted share in the first quarter of 2018. On an ASC Topic 605 basis, net income in the first quarter of 2019 would have been $42.5 million or $0.90 per diluted share, compared to $25.9 million or $0.55 per diluted share in the first quarter of 2018.

Revenue Comparison

($ in thousands)	Three Months Ended March 31,
	2019	2018
Material sales	$54,496	$25,250
Royalty and license fees	30,269	15,911
Contract research services	3,000	2,411
Total revenue	$87,765	$43,572

Cost of Materials Comparison

($ thousands)	Three Months Ended March 31,
	2019	2018
Material sales	$54,496	$25,250
Cost of material sales	12,975	5,690
Gross margin on material sales	41,521	19,560
Gross margin as a % of material sales	76%	77%

ASC Topic 606 versus 605 Adjusted Results[1] For the three months ended March 31, 2019 (in thousands)	As reported	Adjustment	Balances without adoption of ASC Topic 606
Revenue	$87,765	$13,816	$101,581
Gross margin	71,951	13,816	85,767
Operating income	34,360	13,816	48,176
Net income	31,474	11,053	42,527
Diluted earnings per share	$0.66	$0.24	$0.90
For the three months ended March 31, 2018 (in thousands)	As reported	Adjustment	Balances without adoption of ASC Topic 606
Revenue	$43,572	$24,653	$68,225
Gross margin	36,114	24,653	60,767
Operating income	4,519	24,653	29,172
Net income	5,959	19,969	25,928
Diluted earnings per share	$0.13	$0.43	$0.55

________________

(1)

Amounts shown in the following tables as balances without adoption of ASC Topic 606 are presented in order to provide a basis for comparison against the Company’s operating results for periods prior to 2018, which were calculated and disclosed without adoption of ASC Topic 606.

2019 Revised Guidance

Although the OLED industry is still at an early state where many variables can have a material impact on its growth, and the Company thus caveats its financial guidance accordingly, the Company now believes that its 2019 revenue will be approximately in the range of $345 million to $365 million. The guidance was prepared utilizing accounting standard ASC Topic 606; under the prior accounting standard ASC Topic 605, the Company estimates that its 2019 revenues would be approximately $405 million to $425 million.

Dividend

The Company also announced a second quarter cash dividend of $0.10 per share on the Company’s common stock. The dividend is payable on June 28, 2019 to all shareholders of record on June 14, 2019.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on May 2, 2019 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications.  Founded in 1994, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 5,000 patents issued and pending worldwide.  Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of low power and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance.  In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Headquartered in Ewing, New Jersey, with international offices in China, Hong Kong, Ireland, Japan, South Korea and Taiwan, and wholly-owned subsidiary Adesis, Inc. based in New Castle, Delaware, Universal Display works and partners with a network of world-class organizations. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation.  All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, the Company’s expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share data)

	March 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$225,048	$211,022
Short-term investments	301,549	304,323
Accounts receivable	52,124	43,129
Inventory	68,041	70,000
Other current assets	5,410	6,366
Total current assets	652,172	634,840
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $47,701 and $44,943	80,615	69,739
ACQUIRED TECHNOLOGY, net of accumulated amortization of $117,034 and $111,890	106,208	110,951
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $3,726 and $3,384	13,114	13,456
GOODWILL	15,535	15,535
DEFERRED INCOME TAXES	24,781	24,377
OTHER ASSETS	75,765	64,526
TOTAL ASSETS	$968,190	$933,424
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,024	$10,532
Accrued expenses	27,470	36,057
Deferred revenue	86,296	80,782
Other current liabilities	10,784	5,811
Total current liabilities	131,574	133,182
DEFERRED REVENUE	41,596	41,785
RETIREMENT PLAN BENEFIT LIABILITY	44,747	44,055
OTHER LIABILITIES	34,072	23,896
Total liabilities	251,989	242,918
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 48,760,311 and 48,681,524 shares issued, and 47,394,663 and 47,319,887 shares outstanding, at March 31, 2019 and December 31, 2018, respectively	488	487
Additional paid-in capital	616,206	617,334
Retained earnings	156,309	129,552
Accumulated other comprehensive loss	(15,520)	(16,234)
Treasury stock, at cost (1,365,648 and 1,361,637 shares at March 31, 2019 and December 31, 2018, respectively)	(41,284)	(40,635)
Total shareholders’ equity	716,201	690,506
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$968,190	$933,424

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2019	2018
REVENUE	$87,765	$43,572
COST OF SALES	15,814	7,458
Gross margin	71,951	36,114
OPERATING EXPENSES:
Research and development	15,829	12,357
Selling, general and administrative	11,969	10,791
Amortization of acquired technology and other intangible assets	5,486	5,491
Patent costs	1,770	1,725
Royalty and license expense	2,537	1,231
Total operating expenses	37,591	31,595
OPERATING INCOME	34,360	4,519
Interest income, net	2,831	1,271
Other income (expense), net	282	(47)
Interest and other income, net	3,113	1,224
INCOME BEFORE INCOME TAXES	37,473	5,743
INCOME TAX (EXPENSE) BENEFIT	(5,999)	216
NET INCOME	$31,474	$5,959
NET INCOME PER COMMON SHARE:
BASIC	$0.66	$0.13
DILUTED	$0.66	$0.13
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	46,892,914	46,783,158
DILUTED	46,931,999	46,848,798
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.06

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,474	$5,959
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue and recognition of unbilled receivables	(26,976)	(12,589)
Depreciation	2,758	2,172
Amortization of intangibles	5,486	5,491
Change in excess inventory reserve	224	—
Amortization of premium and discount on investments, net	(1,741)	(966)
Stock-based compensation to employees	3,610	2,776
Stock-based compensation to Board of Directors and Scientific Advisory Board	516	897
Deferred income tax (benefit) expense	(592)	72
Retirement plan expense	1,501	1,126
Decrease (increase) in assets:
Accounts receivable	(8,995)	29,587
Inventory	1,735	(17,373)
Other current assets	177	(4,025)
Other assets	(2,966)	(177)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(12,117)	(4,441)
Other current liabilities	3,744	(25)
Deferred revenue	33,080	30,331
Other liabilities	3,132	—
Net cash provided by operating activities	34,050	38,815
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(13,283)	(8,733)
Purchases of intangibles	(401)	—
Purchases of investments	(165,471)	(123,375)
Proceeds from sale of investments	170,050	146,546
Net cash (used in) provided by investing activities	(9,105)	14,438
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	204	201
Repurchase of common stock	(649)	(477)
Payment of withholding taxes related to stock-based compensation to employees	(5,757)	(5,832)
Cash dividends paid	(4,717)	(2,831)
Net cash used in financing activities	(10,919)	(8,939)
INCREASE IN CASH AND CASH EQUIVALENTS	14,026	44,314
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	211,022	132,840
CASH AND CASH EQUIVALENTS, END OF PERIOD	$225,048	$177,154
The following non-cash activities occurred:
Unrealized gain on available-for-sale securities	$60	$69
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Net change in accounts payable and accrued expenses related to purchases of property and equipment	(351)	4,583